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                                                                     EXHIBIT 3.3

                          CERTIFICATE OF INCORPORATION

                                       OF

                          TOCS ACQUISITION CORPORATION




                                    ARTICLE I

                               NAME OF CORPORATION

                  The name of this corporation is:

                           TOCS Acquisition Corporation


                                   ARTICLE II

                                REGISTERED OFFICE

         The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is Corporation Service Company.


                                   ARTICLE III

                                     PURPOSE

         The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                                   ARTICLE IV

                            AUTHORIZED CAPITAL STOCK

         The corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares which the corporation shall have authority to issue is one thousand (1,000), and each such share shall have a par value of one cent ($0.01).
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                                    ARTICLE V

                                  INCORPORATOR

         The name and mailing address of the incorporator of the corporation is:

                           Leslie A. Mussett
                           c/o Gibson, Dunn & Crutcher LLP
                           2029 Century Park East, 40th Floor
                           Los Angeles, California  90067


                                   ARTICLE VI

                          BOARD POWER REGARDING BYLAWS

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the corporation.


                                   ARTICLE VII

                              ELECTION OF DIRECTORS

         Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.


                                  ARTICLE VIII

                        LIMITATION OF DIRECTOR LIABILITY

         To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time. No repeal or modification of this Article VII by the stockholders shall adversely affect any right or protection of a director of the corporation existing by virtue of this
Article VIII at the time of such repeal or modification.

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                                   ARTICLE XI

                                 CORPORATE POWER

         The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.


                                    ARTICLE X

                       CREDITOR COMPROMISE OR ARRANGEMENT

         Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, of this corporation, as the case may be, and also on this corporation.

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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT

                                       OF

                           CERTIFICATE OF INCORPORATOR



                          TOCS ACQUISITION CORPORATION
                            (a Delaware corporation)


         Thomas F. Treinen hereby certifies as follows:

         FIRST: Thomas F. Treinen is President of TOCS Acquisition Corporation, a Delaware corporation (the "Corporation").

         SECOND: Article I of the Certificate of Incorporation of this Corporation is hereby amended to read in its entirety as follows:

         "The name of this corporation is:

         Scot, Incorporated."

         THIRD: The foregoing amendment of the Certificate of Incorporation of this Corporation has been duly approved by the sole stockholder of the Corporation by written consent in accordance with Sections 228 and 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Thomas F. Treinen, its President, as of this 8th day of September 1994.



                                                   ----------------------------
                                                   Thomas F. Treinen, President